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TRANSCRIPT

The following is a transcript of a conference call held by Pinnacle Gas Resources, Inc. on November 15, 2007. While every effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. The Company believes that none of these inaccuracies is material. A replay of the recorded conference call will be available for 30 days through the Company’s website at www.pinnaclegas.com.

ENERCOM

Moderator: Pete Schoonmaker

November 15, 2007

3:00 pm CT

Operator:                       Good afternoon. My name is (Chastity) and I will be your conference operator today. At this time I would like to welcome everyone to the Pinnacle Gas Resources Third Quarter Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Mr. Schoonmaker, you may begin your conference.

Peter Schoonmaker:     Well good afternoon and thank you for joining us to discuss Pinnacle Gas Resources Third Quarter 2007 Earnings and Operating Results Conference Call. On the call with me today is Ron Barnes, our Chief Financial Officer.

We filed our 10-Q for the third quarter on November 14, 2007. If you’d like a copy of the filing, it is available on our Financial Report section of our Web site at www.pinnaclegas.com, or you may call area code
307-673-9710 to request a copy by mail.

Please be advised that our remarks that follow including answers to your questions include statements that we believe to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

These forward-looking statements are subject to risks, uncertainties that could cause actual results to be materially different from those currently anticipated. Those risks include among other matters that we may have described in our earnings release issued yesterday in our filings with the Securities and Exchange Commissions.

We disclaim any obligation to update these forward-looking statements.

This is our third formal communication with you since the closing of our initial public offering of $3.750 million shares on May 15, 2007. Our shares trade on the NASDAQ Exchange under the ticker symbol PINN. I wanted to thank our investors who have supported Pinnacle from our inception to this milestone and welcome new shareholders to Pinnacle Gas Resources.

Ron Barnes will discuss selected financial results for the quarter along with gas pricing, hedging and marketing.

I will begin by discussing highlights and challenges along with our operating and development update. Production has been challenged due to force major issues and pipeline constraints recently.

Production was down slightly 3% from second quarter. We are now averaging 9.7 million cubic feet a day and that is down from 10.1 million cubic feet a day at the end of the second quarter.

On September 20, 2007, there was a fire at the Cheyenne Plains Compressor Station, which moved approximately 700 Bcf of gas a day from the Powder River Basin and the Green River Basins to market. This incident constrained producers’ physical gas movement, as well as created extreme gas on gas competition.

The result has been gas commodity prices well below a dollar. As of the last Cheyenne Plains Compression Report, the compression facility is still only operating at about 60% of capacity but it is anticipated to be functioning at full capacity by the yearend.

The latest construction report from Kinder Morgan on November 1, 2007, on the status of the Rockies Express Pipeline states that 70% of the 713 mile long pipeline has been completed and the project is on schedule for in-service of January 1, 2008.

We believe that this will have a dramatic effect on the differentials that we are experiencing in our commodity prices today. We are starting to see increased production from both Cabin Creek and Montana, the two areas that we have focused the majority of our development activities recently.

Thirty-one wells are currently producing about 2.2 million cubic feet a day in Cabin Creek at an average of about 71 Mcf per day per well. These wells start producing gas in less than a month from hookup. We started our first and initial compression in Cabin Creek on November 1. We began the completion of the 49 wells that we have drilled to date - drilled this year to date to coincide production with the completion of the Rockies Express Pipeline and the return to full capacity of the Cheyenne Plains compression facility.

We are receiving approval on and drilling Federal Plans of Development or PODs. We have completed Cabin Creek Federal Phase 1 POD consisting of 10 locations completing in all four coals in a single well; the Canyon, Cook, and Wall and Pawnee.

We have received approval for Federal Plan of Development 2 consisting of 32 drilling locations and anticipate completing in 128 coal zones. We expect to spud our first well in Federal Phase 2 PODs the week - the first week of December 1.

Our Federal Phase 3 POD consists of 35 locations has been drilled and essentially all infrastructure has been completed. On November 1 we began completing these wells in all four zones. We are now setting the pumps and turning these wells on.

We anticipate having all 95 wells that we have drilled to date in Cabin Creek on production by yearend.

For the last quarter of 2007, we plan on continuing our focus on Cabin Creek by completing wells infrastructure and water managements plan through our water treatment facility. We have now permitted or are in the permitting process for our entire acreage position in Cabin Creek.

Our plan for 2008 is to drill 154 wells completing in 616 coal zones. Cabin Creek remains the single largest component of our 2008 drilling program.

In Montana, during the third quarter, our production in the Deer Creek and Kirby project areas has increased averaging now over 1.4 million cubic feet a day. This is up from 1.3 million cubic feet a day in second quarter. We are now actually producing over 2 million cubic feet a day.

We have been constrained due to the lack of our water management capacity in this area. We have resolved that. We are expanded our reservoir capacity. We have recently completed three injection wells. An additional three injection wells will be drilled and hooked up by the end of the fourth quarter.

We are the first operator in the state of Montana to receive permits and drill injection wells which will be used exclusively for the production of coalbed methane water.

An update on the Supplemental Environmental Impact Statement in the moratorium on drilling on federal leases on Montana: The draft Supplemental Environmental Impact Statement or SEIS was issued in February of 2007. The public comment period ended on May 2 of 2007.

On September 11, 2007, the Ninth Circuit Panel affirmed an earlier decision that was issued by the Billings, Montana, Federal District Court that allowed the drilling of up to 500 wells per year until a final record of decision had been reached on the SEIS.

Pinnacle filed a motion with the Ninth Circuit Court to let this stay an injunction.

On October 29, the Ninth Circuit Appeals Court granted Pinnacle’s motion and there are now permits being issued for the drilling of coalbed methane wells on federal leases in Montana under the condition set forth in the original court order.

We have over 11 Federal Plan of Developments that we have outlined and are now in various stages of permitting in Montana consisting of over 661 locations.

In the Green River Basin area, during 2006, we accelerated our drilling program by drilling 16 wells; 14 production wells and 2 injection wells. We have shut this project in and winterized the gathering system and wells due to the inability to get our reservoir permits timely permitted by the BOM.

What we have decided to do is focus on some of - one of the deeper potential in the Mesa Verde Formation in this area. We have recently completed a review of deep exploration potential across our acreage position. We have reviewed stratigraphic and depth positional evaluation in the Mesa Verde Formation.

This included a detailed review and analysis of now eight discoveries offsetting our acreage position. One of these had an initial IP rate of over 2.8 million cubic feet a day. We have determined that the play concept that has been confirmed by these eight wells is pervasive across our acreage position. We have recently staked two well locations targeting the Mesa Verde Formation and anticipate drilling at least one of these locations in the summer of 2008.

I will now turn the call over to Ron Barnes to discuss some of our financial and marketing data.

Ronald Barnes:             Thank you Pete. And thank you for being on the call with us today. As far as net production, as Pete stated earlier, for the third quarter 2007, we’re at .89 Bcf versus .92 Bcf for the second quarter of 2007 or a 3% decrease, primarily due to constraints in take-away capacity and well pricing in the Rocky Mountain area.

This is a 9.7 million per day for the third quarter versus 10.1 million per day for the second quarter of 2007.

For the year, our production has averaged 9.3 million per day versus for the same yearly period for 2006 of 6.6 million or a 41% increase.

Gas sales for the third quarter 2007 were $2.7 million versus $3.4 million for the second quarter of 2007. The price pertaining to sales was $3.05 per Mcf versus $3.75 per Mcf for the second quarter of 2007.

The gains on derivatives for the third quarter were $1.6 million versus $.7 million for the second quarter of 2007. The gains were comprised of realized hedges and unrealized hedges. The unrealized hedges or settlements within the third quarter of 2007 were $1.6 million and the unrealized hedge losses for the same quarter was $20,000.

In the same period - the same quarter for 2007, the realized hedges were $1.2 million and the unrealized hedge losses were $.6 million.

As far as pricing, the realized price including the effects of financial settlements for the third quarter 2007 was $4.87 per Mcf versus $5.10 per Mcf for the second quarter of 2007 or a 5% difference.

Going to expenses, our lease operating expenses for the third quarter were $1.3 million versus $1.2 million for the second quarter of 2007. The change in operating expenses were primarily due to our higher well count, wells being in the early stages of the production cycle in both

Montana and Cabin Creek and fitting to the point where we will have economies of scale as we drill more wells in the two new areas of Montana and Cabin Creek.

Marketing and transportation for the second - third quarter 2007 was $.9 million and was $.9 million for the second quarter 2007.

The general and administrative costs for the third quarter were $1.5 million versus $1.2 million for the second quarter of 2007. The primary difference was due to increased labor costs and contract services and also some fees related to the initial public offering that were paid during the third quarter of 2007.

Depreciation depletion amortization and accretion increased to $1.7 million from $1.6 million for the third quarter to the second quarter. The depletion portion of the DD&A calculation was $1.62 per Mcf versus $1.52 per Mcf for the same period ending June 30.

As far as impairments due to write-downs into our ceiling tests, we took an impairment write-down of $70,000 in the third quarter of 2007 versus an impairment write-down of $1.2 million for the second quarter of 2007.

For the third quarter of 2007, our evaluation price for looking at potential write-down of our cost basis in our approved properties was 35 cents per Mcf at September 30, 2007, and at the date of issuance of our financials, the CIG price that we looked at was $4.10. At $4.10, we calculated the $70,000 impairment write-down.

Moving to net income, our net income was a loss of $1.2 million for the third quarter or 4 cents per share and $2.1 million for the second quarter or a loss of 8 cents per share.

Moving on to some pricing data, we will talk about the Rocky Mountain Index pricing for the quarter. The CIG Rocky Mountain monthly index for the quarter was for July, $3.33, for August, $3.43 and for September, $2.13. Most of our gas is sold on Rocky Mountain Index pricing in each quarter with variable gas being sold on the daily index or swing gas being sold on a daily index.

We do achieve some premiums on this gas and do some sell some gas into other markets where we have space available - interruptible space available which would be into the Ventura market off of Grasslands going north out of the Power River Basin.

The daily CIG pricing swung from a low of 27 cents in the quarter to a high of $4.50 in the quarter on a daily basis.

As far as our hedging, we have 4 million cubic feet per day hedged for the fourth quarter of 2007. For the third quarter of 2007, we had 5 million cubic feet a day hedged at a price of $6.58 by $8.58. For the fourth quarter, the 4 million a day we have hedged is a price of $6.87 as a floor by $9.41 as a ceiling. These prices are CIG Rocky Mountain Index pricing.

We also have hedges in place of 3 million cubic feet per day for 2008 at a CIG Rocky Mountain Index price of $6.50 as a floor and $8.20 for a ceiling. Our hedging indications as of yesterday were for 2008 a swap price of $6.60 for 2008. For 2009, $7.00 and for 2010, $7.20

We are looking at hedging additional volumes primarily through a strip or swap price and we’re looking at least an additional 3 million a day currently and looking to a price of around $7.00 per Mcf.

Going further into our balance sheet, just to talk a little bit about it, we at the end of the quarter we ended up with $12.2 million in cash on our balance sheet and an untapped credit facility with $100 million (face) and $16.7 million borrowing base.

The combination of the borrowing base and our cash position will give us strength in the fourth quarter and moving into the new year to be able to drill as prices as we’ve seen in the pricing comes up as the Rocky Mountain Express Pipeline and other pipeline projects are operational in early 2008.

Now I’ll turn the call back over to Pete for some final considerations.

Peter Schoonmaker:     Well Pinnacle production in 2007 has improved significantly in our developed areas; Cabin Creek, Montana and Recluse. We are maintaining our low drilling and completion costs through multiple zone completions increasing and extending our reserves into new project areas.

Our reserves are increasing in a lower price commodity environment and we continue to have a clean balance sheet. Since our IPO in May, we’ve had numerous discussions with investors on the challenges of the oil and gas development business in the Rocky Mountain Region.

The challenges that the oil and gas industry face in the Rocky Mountain Region is mainly regulatory and the recent price differential. These challenges are the result of current and past industry successes. In fact, SEISs are being approved. Federal permits are being issued and drilled. Production is the result.

I’d like to talk briefly about a recent and some exciting news. Pinnacle and Quest Resources have announced their intent to merge in a stock for stock transaction on October 16, 2007. Pinnacle shareholders will receive .65 shares of common - of Quest common stock for each Pinnacle share.

Pro forma for the merger, Pinnacle shareholders will own about 45% of Quest. Quest will be the surviving entity in the transaction and will remain listed on NASDAQ stock exchange under the symbol QRCP.

Pro forma, the merger will have approximately 450 million market cap based on 43.1 million fully diluted shares outstanding.

Two conditions of closing as Pinnacle and Quest must obtain shareholder approval and Quest Energy partners much successfully complete their IPO before December 21, 2007.

Quest Energy partners priced their IPO last week.

We believe that the merger will apply the appropriate capital structure to develop our asset base. The combination of Quest proved reserves and cash flow with Pinnacle significant inventory of low risk drilling locations enables the pro forma company to better weather volatility in energy markets.

Stock for stock deal provided a continuing exposure to the growth of the company for all shareholders. Quest will receive distributions from its GP and LP interest in the MLPs.

Pinnacle’s inventory of drilling locations in the associated gathering infrastructure will allow Quest to support the growth of its MLP strategy. The merger will expand a market capitalization and the liquidity of the combined company in proving institutional investor interest.

That completes our prepared statement and we will now turn the call over to the operator for questions. We have about five minutes left for questions and thank you.

Operator:                       Thank you. At this time, I would like to remind everyone, in order to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (Chad Potter) with RBC Capital Markets.

(Chad Potter):               Good afternoon.

Peter Schoonmaker:     Good afternoon (Chad).

(Chad Potter):               Can you let us know where production is currently today?

Ronald Barnes:             Yes, (Chad), production today on 8H basis we’re approximately 25 million per day and on a net basis we’re about 10.5 to 10.7 million per day.

(Chad Potter):               And any update on kind of where you plan to exit the year from that current production?

Peter Schoonmaker:     Well, we are actively as I indicated earlier, completing, you know, virtually all of the wells that we drilled in Cabin Creek, we have not completed. And what we had chosen to do because of the actual physical constraints on delivering gas out of the Powder is that we decided to drill these wells, get them hooked up, do everything but complete and set the pump.

These wells come on very quickly so we’re timing all of our efforts from November 1 to the end of the year to coincide that production and increase in production with what we see as reducing the constraints in our market right now.

We’re actually kind of going through that same process in Recluse and in Montana. We did not shut wells in when we had these sort of force majeure issues placed upon us. What we chose to do is really slow down our pumps, we turned some of our blowers off and so we really constrained our ability to move gas.

Long way to answer your question is we do think that we’re going to see based more on the results of our drilling in the Cabin Creek, we’re going to see, you know, on a gross basis somewhere around 32 million by year end.

(Chad Potter):               Okay, very good. I - any update as far as the JV partner looking for conventional targets in the PRB?

Peter Schoonmaker:     Yes, as I think the market is aware, we did sign a Letter of Intent. We are in negotiations right now on a definitive agreement. The JV company did come to our office and present what we’re describing as a Phase 1 evaluation of the potential targets. They did identify many potential play concepts, targeting the (Mallory Shell), (Metalusa), (Shannon), gas plays that are emerging in this area.

We are, you know, proceeding with that process and hope to be able to announce some results, you know, early in 2008.

(Chad Potter):               Perfect. And I guess last question, kind of heard some anecdotal evidence of the Rex pipeline coming on early. Anything you can add to that?

Peter Schoonmaker:     Well I think there’s always been some concern that they could actually execute the plan and put the pipe in the ground as they had outlined. And what we’re seeing by their updates, you know, I think they are well on their way.

The actual numbers, they’re actually between 70% and 80% complete, and complete being pipes in the ground. It’s covered and reclaimed. So I mean, I think they are very well under way to completing that pipeline and, you know we’ve seen the result of getting that take-away capacity installed in 2003. We were facing basically the same type of differential. We had a $3.00 to $4.00 differential.

Kern River announced that they were going to loop their pipeline. They looped it in May of 2003 adding about a Bcf of take-away capacity and our differentials that we faced at that time, you know, shrank from $4.00 to less than 50 cents, and we hope that the same scenario represents itself first of the year.

(Chad Potter):               Thank you very much.

Operator:                       Your next question comes from Clay Cummings with Johnson & Rice.

Clay Cummings:           Hey, good morning - good afternoon, excuse me. Just a follow up on the impact during the third quarter in production from the Cheyenne Plains shut in. Can you quantify how much production was deferred during that period of time?

Peter Schoonmaker:     Well, I can’t speak to specific numbers, but what the goal was that we outlined with our operational group was to reduce it about 30%. And why I - you know, this is a little bit of a different operating environment. We can’t just literally go out, shut wells in. We have seen past experience with other operators. We’ve experienced some of this ourselves.

You know because of the ongoing need to dewater these wells, if we actually shut the wells in for a period of time, you know, we have seen damage of production that we can’t get back.

So what we chose to do is to really, you know, determine to slow down the wells. The way we develop our wells is we’ve got drives that never turn a well off. They either speed the process up, speed the revolution of the well up, which lowers the water level or we can slow it down which increases the water level.

So we did two things; we slowed the wells down and we shut in blowers that we have primarily in Recluse. We should just simply shut them off and we ended up reducing our overall production right at 30%. You know, interestingly enough, the way things happen, you know about the time that we got that goal map, we started to see a turnaround in the commodity price and really, you know - based on the amount of time we’ve got remaining in the year, we slowed the wells down for about all of 30 days.

Clay Cummings:           Okay, and then just looking into the fourth quarter, I guess with a number of wells, it sounds like you’re trying to time those with the initiation of full capacity at Cheyenne and with Rex coming on. Should we be looking kind of for, you know, slightly up to flattish quarter over quarter for this coming quarter and the end of this quarter and…

Peter Schoonmaker:     Well, I think so because you know, again, our primary focus has been drilling in Cabin Creek. Those wells come on very quickly and they’re coming on at higher rates than what the average coalbed methane wells in the Basin do.

So I think, you know, we’ve chosen to focus our efforts in the right place and I think we can, you know, quickly catch back up with, you know, the constraints that we put upon ourselves.

Clay Cummings:           Okay. And then from a water treatment standpoint, I know you said you were either permitted or permitting the majority of Cabin Creek, what is your current capacity - water handling capacity there? And when you bring, you know, this, I guess, larger set of wells on line at one time, is that going to be an issue at any point?

Peter Schoonmaker:     Well, two things; our water treatment plant that we utilize through (Emet) Technologies is we are putting about 50,000 barrels a day - we have a capacity - a current capacity of about 50,000 barrels a day of production.

The actual permit is 100,000 barrels a day. The amount of wells that we have on currently and what we plan on putting on next year, this plant has adequate capacity to handle what our next year’s drilling plan is.

But we have to look at it from a cost effective method, as well. As we move out from that plant, we have to build more and more water line. And so we are well ahead of the curve as in permitting reservoirs, irrigation, doing some sub-irrigation. And again, you know, this is an economic discussion as much as, you know, physical getting the produce water handled.

But nevertheless, we have and have initiated this process well in advance of the plan of developments that we are going to develop next year. So we have the backup position as we can always build to our plant if we do not get timely permits.

That’s a complicated answer, but we are - we’ve addressed that well ahead of our development plan, particularly in the Cabin Creek area.

Clay Cummings:           Okay. No, that’s very helpful. Thank you. And then I guess just last question on pricing, what are you seeing kind of current pricing at today and have you seen that kind of, I guess, move up as we head toward the end of the year at this stage?

Ronald Barnes:             Clay, we see - as far as these discussion on capacity and also constraining our production, cutting production back, October was a very poor month at $1.10 to $1.12 per CIG on a monthly and the dailies were not all that much better. The market has been all over the board. The monthly CIG Index for November is $3.61. We have seen prices as high into the upper $5.00 as low into the low $1.00. So there’s still quite a bit of volatility.

We do see, though, that starting in January, the prices look very much like they’re above the $5.00 range for CIG into the $6.00 range with differentials between $1.50 and $2.00, which is really where we want to time that production to come on to where we see those differentials shrink and we’re going to make a greater return for our shareholders with our gas.

Clay Cummings:           Okay, great. Thank you guys very much.

Operator:                       Thank you. Your next question comes from Dax Eckerson with Deephaven Capital.

Dax Eckerson:               Hi guys. Thanks for having the call. One question for you; you did mention some of the deed conventional opportunities in the Green River and how you’ve reviewed some of that potential. I guess what have you done thus far as far as evaluating those opportunities and are you working with or thinking about working with anyone there similar to what you’re doing in the Powder River Basin?

Peter Schoonmaker:     Well, we are. We had hired a outside consultant that had a tremendous amount of experience drilling conventionally in this area to evaluate what we felt was the deeper potential. We had that survey expanded out to include the eight wells that are, you know, contiguous to our acreage position.

The purpose of which was to really define geologically what was working, what formations and why. And based on the completion of that evaluation, we have actually staked two wells. We are starting to get inquiries as that became public from offsetting operators that would like to participate in these initial two wells.

There’s been some discussion about the potential of broadening the concept out, in other words, focusing, having Pinnacle focus on the coalbed methane in that area or the shallower rights, the Fort Union Formations, and looking at kind of a joint venture relationship with some industry participants and they’re on a much broader scale.

In other words, Pinnacle would be looking at operating and focusing their efforts on the shallow coal zones what the industry participant focusing and doing some sort of a swap on a depth and acreage position for the deeper rights. (Unintelligible).

Dax Eckerson:               What, I guess, are the - what’s the timing of, you know, kind of entering into some sort of agreement to rid all the wells you have staked out? And also, is there some sort of indication you can give us about the prospects themselves, as far as deepness and size?

Peter Schoonmaker:     Well I think the timing is we are, you know, based on the evaluation that we’ve done, we are - you know, we are very interested in drilling at least one of these wells, whether we have participation or not, this summer from outside sources.

We would prefer that we get an industry participant in it, but, you know, we are committed to drilling at least one of those wells.

What we have deferred or determined from our review, we believe that each well on 160 acre location and this is an internal resource number, but we see that there’s at least about 2 Bcf of resource potential on 160 acreage spacing. We think that that’s economic in what we feel like the gas market will be and our ability to deliver gas out of this area next year.

So what we’re really - you know, how we’re defining how we’re going to progress this process is really the staking of those two wells and getting something, you know, underway this summer.

Dax Eckerson:               Okay. And what’s your current acreage position in the Green River?

Peter Schoonmaker:     We have expanded it slightly. We are at 34,000 gross and 33,000 net.

Dax Eckerson:               Okay, great. Thanks a lot guys.

Peter Schoonmaker:     Thank you.

Operator:                       There are no further questions at this time.

Peter Schoonmaker:     All right. Well, thank you and I do appreciate everyone calling in and participating in our third conference call and we look forward to the next one. Thank you.

Operator:                       Thank you for joining today’s conference call. You may now disconnect.

END

Forward-Looking Statements and Other Information

Opinions, forecasts, projections or statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Pinnacle believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out Pinnacle’s anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Pinnacle’s filings with the Securities and Exchange Commission (SEC). You can find Pinnacle’s filings with the SEC at

www.pinnaclegas.com or at www.sec.gov. By making these forward-looking statements, Pinnacle undertakes no obligation to update these statements for revisions or changes after the date of this release.

QUEST AND PINNACLE WILL FILE A JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING QUEST, PINNACLE AND THE MERGER. A DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WILL BE SENT TO SECURITY HOLDERS OF QUEST AND  PINNACLE SEEKING THEIR APPROVAL OF THE MERGER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND OTHER DOCUMENTS FILED BY QUEST AND PINNACLE WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV.

THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS (RELATING TO QUEST) MAY ALSO BE OBTAINED FOR FREE FROM QUEST BY DIRECTING A REQUEST TO QUEST, 9520 N. MAY AVENUE, SUITE 300, OKLAHOMA CITY, OKLAHOMA, ATTENTION DAVID GROSE; TELEPHONE: (405) 488-1304 EXT. 6823;
E-MAIL: DGROSE@QRCP.COM.

THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS (RELATING TO PINNACLE) MAY ALSO BE OBTAINED FOR FREE FROM PINNACLE BY DIRECTING A REQUEST TO PINNACLE GAS RESOURCES, INC., I E. ALGER, SHERIDAN, WYOMING 82801, ATTENTION: ANDREA MELLINGER; TELEPHONE:
(307) 673-9710; E-MAIL: AMELLINGER@PINNACLEGAS.COM.

Quest, its directors and executive officers, certain members of its management and certain of its employees may be considered “participants in the solicitation” of proxies from Quest’s stockholders in connection with the merger. Information regarding such persons and a description of their interest in the merger will be contained in the joint proxy statement/prospectus when it is filed with the SEC. Information concerning beneficial ownership of Quest stock by its directors and certain of its executive officers is included in its proxy statement dated May 8, 2007 and subsequent statements of changes in beneficial ownership on file with the SEC.

Pinnacle, its directors and executive officers, certain members of its management and certain of its employees may be considered “participants in the solicitation” of proxies from Pinnacle’s stockholders in connection with the merger. Information regarding such persons and a description of their interest in the merger will be contained in the joint proxy statement/prospectus when it is filed with the SEC. Information concerning beneficial ownership of Pinnacle stock by its directors and certain of its executive officers is included in Amendment No. 7 to Pinnacle’s registration statement on Form S-1 (File No. 333-133983) dated September 27, 2007 and subsequent statements of changes in beneficial ownership on file with the SEC.